Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and between
INTEGRA BANK CORPORATION
and
PEOPLES COMMUNITY BANCORP, INC.
Dated as of September 12, 2007

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Exhibit A	Shareholder Voting Agreement
Exhibit B	Form of Bank Merger Agreement
Exhibit C	Form of Affiliate Letter
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INDEX TO DEFINITIONS

DEFINITIONS	SECTIONS

Acquisition Proposal	Section 9.5(a)
Acquisition Transaction	Section 9.5(a)
Additional Consideration	Section 8.1(k)
Affiliate	Section 9.5(a)
Agreement	Preamble
Allowance	Section 4.22(c)
Average Closing Price	Section 8.1(k)
Banking Laws	Section 1.7
Bank Merger	Recitals
Bank Merger Agreement	Section 1.7
Bank Secrecy Act	Section 4.14(b)
Benefit Agreements	Section 4.10
BHCA	Recitals
Business Day	Section 9.5(a)
Cash Consideration	Section 2.1(a)
Certificate	Section 2.3(a)
Change of Recommendation	Section 5.1(c)
Closing	Section 6.1
Closing Date	Section 6.1
Code	Recitals
Commission	Section 3.5
Consent	Section 9.5(a)
Contract	Section 9.5(a)
Contract Officer	Section 5.4(f)
Contract Payment	Section 5.4(f)
Control	Section 9.5(a)
Determination Date	Section 8.1(k)
Effect	Section 9.5(a)
Effective Time	Section 1.2
Environmental Law	Section 9.5(a)
ERISA	Section 4.9
ESOP	Section 4.9
Exchange Act	Section 3.6
Exchange Agent	Section 2.3(a)
FDIC	Section 4.6
FinCEN	Section 4.14(b)
FRB	Section 3.6
GAAP	Section 9.5(a)
Governmental Entity	Section 3.6
Hazardous Substance	Section 9.5(a)
HOLA	Recitals
IBCL	Section 1.1
Indemnitees	Section 5.8
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Index Group	Section 8.1(k)
Index Price	Section 8.1(k)
Index Ratio	Section 8.1(k)
Indiana Articles of Merger	Section 1.2
Insurance Cap	Section 5.8
Integra	Preamble
Integra Bank	Recitals
Integra Common Stock	Section 2.1(a)
Integra Disclosure Letter	Article III
Integra SEC Documents	Section 3.7(c)
Integra SEC Reports	Section 3.7(a)
IRS	Section 4.8
Knowledge	Section 9.5(a)
Law	Section 9.5(a)
Lien	Section 9.5(a)
Loan Portfolio Properties, Trust Properties and Other Properties	Section 9.5(a)
Market Price	Section 9.5(a)
Maryland Articles of Merger	Section 1.2
Material Adverse Effect	Section 9.5(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
MGCL	Section 1.1
OCC	Section 3.6
OFAC	Section 4.14(b)
OTS	Section 4.6
OTS Agreement	Section 4.14(a)
Order	Section 9.5(a)
Ordinary Banking Arrangements	Section 4.21(a)
Patriot Act	Section 4.14(b)
Peoples	Preamble
Peoples Bank	Recitals
Peoples’ Board of Directors Recommendation	Section 5.1(c)
Peoples Common Stock	Section 1.9
Peoples Contracts	Section 4.10
Peoples Disclosure Letter	Article IV
Peoples Employee Plans	Section 4.9
Peoples Financial Statements	Section 4.7(b)
Peoples Option Plans	Section 2.2
Peoples Preferred Stock	Section 4.3
Peoples SEC Documents	Section 4.7(c)
Peoples SEC Reports	Section 4.7(a)
Peoples Shareholders Meeting	Section 5.13
Peoples Subsidiaries or Peoples Subsidiary	Section 4.4
Person	Section 9.5(a)
Proceeding	Section 9.5(a)
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Proxy Statement	Section 3.5
Recognition Plans	Section 4.3
Registration Statement	Section 3.5
Reimbursable Integra Expenses	Section 9.5(a)
Required Peoples Vote	Section 4.16
Sarbanes-Oxley	Section 3.7(d)
Securities Act	Section 3.5
Shareholders Agreement	Recitals
Significant Subsidiary	Section 9.5(a)
Starting Date	Section 8.1(k)
Stock Consideration	Section 2.1(a)
Subsidiary	Section 9.5(a)
Superior Offer	Section 9.5(a)
Surviving Corporation	Section 1.1
Tax or Taxes	Section 4.8
Tax Return	Section 4.8
Termination Fee	Section 8.3(b)(i)
Trust Preferred Issue	Section 4.21(b)
Unexercised Option	Section 2.2
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2007 (“Agreement”), is made by and between Integra Bank Corporation, an Indiana corporation (“Integra”), and Peoples Community Bancorp, Inc., a Maryland corporation (“Peoples”).
WHEREAS, Integra is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and is the owner of all of the outstanding capital stock of Integra Bank National Association, a national banking association (“Integra Bank”).
WHEREAS, Peoples is registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”) and is the owner of all of the outstanding capital stock of Peoples Community Bank, a federally-chartered stock savings bank (“Peoples Bank”).
WHEREAS, Integra and Peoples have each determined that it is in the best interests of their respective shareholders for Peoples to merge with and into Integra upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);
WHEREAS, Peoples has received the opinion of Keefe, Bruyette & Woods, Inc., its financial advisor, that the consideration to be paid to shareholders of Peoples in the Merger is fair from a financial point of view;
WHEREAS, the parties intend that immediately after the Merger becomes effective, Peoples Bank shall merge with and into Integra Bank (the “Bank Merger”);
WHEREAS, the parties intend that the business combinations contemplated hereby qualify as a “reorganization” under Section 368 of the Internal Revenue Code, as amended (the “Code”);
WHEREAS, as a condition and inducement to the willingness of Integra to enter into this Agreement, certain shareholders of Peoples have entered into a Shareholder Voting and Support Agreement with Integra (the “Shareholders Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such shareholders agree to vote their shares of Peoples Common Stock in favor of this Agreement and the transactions contemplated hereby; and
WHEREAS, the respective Boards of Directors of Integra and Peoples have each approved this Agreement and the transactions contemplated hereby and approved the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER AND THE BANK MERGER
Section 1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Peoples will merge with and into Integra, the separate corporate existence of Peoples will thereupon cease, and Integra shall survive and continue to exist (Integra, as the surviving corporation, the “Surviving Corporation”) in accordance with the applicable provisions of the Indiana Business Corporation Law (the “IBCL”) and the Maryland General Corporation Law (“MGCL”).
Section 1.2 Effective Time. Prior to the Closing Date, Integra and Peoples shall cause articles of merger complying with the requirements of the MGCL to be filed with the State Department of Assessments and Taxation of the State of Maryland (the “Maryland Articles of Merger”) and articles of merger complying with the requirements of the IBCL to be filed with the Secretary of State of the State of Indiana (the “Indiana Articles of Merger”) specifying that the Merger will become effective at 11:59 p.m. (CDT) on the day on which the Closing occurs (the “Effective Time”).
Section 1.3 Effect of Merger. The Merger will have the effects specified in the MGCL and IBCL. Without limiting the generality of the foregoing, Integra will continue to be governed by the laws of the State of Indiana, and the separate corporate existence of Integra and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the IBCL, will continue unaffected by the Merger.
Section 1.4 Articles of Incorporation and By-laws. The Articles of Incorporation and By-laws of Integra in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.
Section 1.5 Directors and Officers. The directors and officers of Integra immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s Articles of Incorporation and By-laws and the IBCL.
Section 1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Peoples, or (b) otherwise carry out the purposes of this Agreement, Peoples and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Peoples or (ii) otherwise carry out the purposes of this Agreement and the officers and directors of the Surviving Corporation are authorized in the name of Peoples or otherwise to take any and all such action.

Section 1.7 Bank Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), and in accordance with the National Bank Act and the HOLA (collectively the “Banking Laws”), Peoples Bank will be merged with and into Integra Bank. Peoples Bank shall be the merging association and its separate corporate existence shall cease as of the effective time of the Bank Merger. Integra Bank shall be the surviving association and shall succeed to and assume all rights and obligations of Peoples Bank in accordance with the Banking Laws. The Bank Merger shall have the other consequences provided for in the Bank Merger Agreement and the Banking Laws.
Section 1.8 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Integra nor Peoples by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
Section 1.9 Change in Method of Effecting Transactions. Integra may at any time change the method of effecting the business combinations with Peoples and Peoples Bank (including, without limitation, the provisions of this Article I) if and to the extent it reasonably deems such change to be desirable, including, without limitation, to provide for the merger of Peoples into a wholly-owned subsidiary of Integra or the Merger of Peoples Bank into a newly-formed or acquired financial institution Subsidiary or to change the effective time of the Bank Merger; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of shares of Peoples common stock, par value $0.01 per share (“Peoples Common Stock”), as provided for in this Agreement, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) result in preventing the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
ARTICLE II
CONVERSION OF SHARES
Section 2.1 Conversion of Shares.
(a) At the Effective Time, each of the then outstanding shares of Peoples Common Stock not owned by Integra or any direct or indirect wholly-owned subsidiary of Integra, except for any such shares of Peoples Common Stock held in the treasury of Peoples, shall be converted into the right to receive an aggregate of (i) 0.6175 share of common stock of Integra, stated value $1.00 per share (“Integra Common Stock”), and the related shares of Series A Preferred Stock, no par value, which are attached to and trade with such shares (the “Stock Consideration”) and (ii) six dollars and thirty cents ($6.30) (the “Cash Consideration”). The shares of Integra Common Stock comprising the Stock Consideration and the Cash Consideration are collectively referred to as the “Merger Consideration.”

(b) Each holder of Peoples Common Stock who would otherwise have been entitled to receive a fraction of a share of Integra Common Stock as part of the Merger Consideration shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Integra Common Stock multiplied by the Market Price.
(c) At the Effective Time, each share of Peoples Common Stock held in Peoples’ treasury immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be canceled.
(d) At the Effective Time, each then-outstanding share of Peoples Common Stock owned by Integra or any direct or indirect wholly-owned subsidiary of Integra will be canceled and retired.
Section 2.2 Treatment of Stock Options. At the Effective Time, any stock option granted by Peoples or its predecessors pursuant to Peoples’ existing stock option plans (collectively, the “Peoples Option Plans”) that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (an “Unexercised Option”), shall cease to represent a right to acquire shares of Peoples Common Stock and each Unexercised Option shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to the product of (a) the number of shares of Peoples Common Stock subject to the original option, multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price of such Unexercised Option. For purposes of this Section 2.2, the Integra Common Stock portion of the Merger Consideration shall be valued at the Market Price. If the exercise price per share of any Unexercised Option is equal to or greater than the Merger Consideration, such Unexercised Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, Peoples, in consultation with Integra, shall take or cause to be taken any and all actions reasonably necessary, including amendment of the Peoples Option Plans, and shall use its reasonable best efforts to obtain any necessary consent of each holder of an Unexercised Option, (i) to give effect to the treatment of Unexercised Options pursuant to this Section 2.2, to the extent such treatment is not expressly provided for by the terms of the applicable Peoples Option Plans and related award agreements, and (ii) to cause the actions contemplated by this Section 2.2 to be in compliance with applicable Law, including Section 409A of the Code, if applicable.
Section 2.3 Exchange of Certificates.
(a) Prior to the Effective Time, Integra shall designate Integra Bank to act as exchange agent (the “Exchange Agent”) in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Peoples Common Stock (a “Certificate”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Peoples Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of Integra Common Stock included in the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

(b) Within five (5) Business Days after the Effective Time, Integra shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate in exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall, within five (5) Business Days, deliver to the person entitled thereto the Merger Consideration for each share of Peoples Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.
(c) If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other Taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.
(d) Subject to Section 2.3(e) below, until surrendered and exchanged in accordance with Section 2.1 and 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, payable to the holder of the shares of Peoples Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(h) below, and shall have no other rights. From and after the Effective Time, the Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the right to receive the aggregate Merger Consideration into which the shares of Peoples Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation or its successor any shares of Integra Common Stock and funds (including any interest received with respect thereto) which Integra has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation or its successor (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, cash in lieu of fractional shares and dividends or distributions, if any, deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of Peoples Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Whenever a dividend or other distribution is declared by Integra on Integra Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to Integra Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of Integra Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation, or its successor, shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Peoples on Peoples Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.
(f) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Peoples, Integra or the Exchange Agent or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.
(g) Holders of unsurrendered Certificates will not be entitled to vote at any meeting of Integra shareholders.
(h) No certificates or scrip representing fractional shares of Integra Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of Integra shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of shareholders of Integra. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of Integra Common Stock to which such holder would otherwise be entitled multiplied by the Market Price.
Section 2.4 Closing of Peoples’ Transfer Books. The stock transfer books of Peoples shall be closed at the close of business on the date the Effective Time occurs. In the event of a transfer of ownership of Peoples Common Stock which is not registered in the transfer records of Peoples, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer Taxes. Integra and the Exchange Agent shall be entitled to rely upon the stock transfer books of Peoples to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Peoples Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.
Section 2.5 Changes in Integra Common Stock. If between the date of this Agreement and the Effective Time, the shares of Integra Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted proportionately such that the holders will receive the same amount of Integra Common Stock as if the Integra Common Stock issuable pursuant to the Merger had been outstanding at the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, or dividend.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INTEGRA
Except as disclosed in the Integra SEC Reports or in the disclosure letter delivered by Integra to Peoples prior to the execution of this Agreement (the “Integra Disclosure Letter”), which shall set forth items of disclosure with specific reference to the particular Section or subsection to which the information in the Integra Disclosure Letter relates, Integra hereby represents and warrants to Peoples as follows:
Section 3.1 Corporate Organization. Integra is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Integra. Integra is registered as a bank holding company under the BHCA. Integra has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Integra has heretofore delivered to Peoples true and complete copies of its Articles of Incorporation and By-laws as currently in effect. The minute books of Integra and Integra Bank contain complete and correct records of all material matters approved at all meetings of, and all corporate actions taken by, their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

Section 3.2 Authority. Integra has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Integra and no other corporate or shareholder proceedings on the part of Integra are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, Integra enforceable against Integra in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceedings may be brought.
Section 3.3 Capitalization. As of the date hereof, the authorized capital stock of Integra consists of 29,000,000 shares of Integra Common Stock and 1,000,000 shares of preferred stock, no par value. As of the close of business on September 11, 2007 (a) 20,649,165 shares of Integra Common Stock were validly issued and outstanding, fully paid and nonassessable and (b) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in this Section 3.3, shares issued pursuant to the exercise of stock options or the lapsing of restrictions on restricted stock grants under Integra’s stock option and incentive plans, Integra’s dividend reinvestment plan and Integra’s Shareholder Rights Plan dated as of July 18, 2001, there are no other shares of capital stock of Integra authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Integra obligating Integra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Integra or obligating Integra to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, there are no voting trusts or other agreements or understandings to which Integra or any Integra Subsidiary is a party with respect to the voting of the capital stock of Integra. All of the shares of Integra Common Stock included in the Merger Consideration at the Effective Time will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.
Section 3.4 Subsidiaries. Integra Bank is the only Significant Subsidiary of Integra. Integra Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Integra. Integra Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of Integra Bank are owned by Integra and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55) nonassessable, are not subject to preemptive rights and are owned free and clear of all Liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Integra Bank obligating Integra Bank to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating Integra Bank to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

Section 3.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Integra or any of Integra’s Subsidiaries provided by Integra for inclusion in (a) the registration statement to be filed with the Securities and Exchange Commission (the “Commission”) by Integra on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the shares of Integra Common Stock to be issued in the Merger (the “Registration Statement”) and (b) the proxy statement of Peoples to be mailed to the shareholders of Peoples in connection with the Merger (the “Proxy Statement”) will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Peoples Shareholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
Section 3.6 Consents and Approvals, No Violation. Neither the execution and delivery of this Agreement by Integra nor the consummation by Integra of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien or other encumbrance upon any of the properties or assets of Integra or any of Integra’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Integra or any of Integra’s Subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens or other encumbrances, which will not have a Material Adverse Effect on Integra, or (c) require on the part of Integra any Consent of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a “Governmental Entity”), except for (i) filings pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) filing the Maryland Articles of Merger and the Indiana Articles of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and, if necessary, approval by, the Federal Reserve Board (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), or (v) Consents which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect on Integra.

Section 3.7 Securities Reports; Financial Statements.
(a) All forms, reports and documents required to be filed by Integra with the Commission since January 1, 2007 (the “Integra SEC Reports”), (i) were prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Integra SEC Reports, including any Integra SEC Reports filed after the date of this Agreement and prior to or on the Closing Date, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of Integra and the Integra Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. Integra has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the Commission.
(c) Integra has made available to Peoples a complete and correct copy of any amendments or modifications which are required to be filed with the Commission, but have not yet been filed with the Commission, to (i) Integra SEC Reports filed prior to the date hereof, and (ii) Contracts which previously have been filed by Integra with the Commission pursuant to the Securities Act and Exchange Act (together with Integra SEC Reports, the “Integra SEC Documents”). Integra has timely responded to all comment letters and other correspondence of the staff of the Commission relating to the Integra SEC Documents, and the staff has not advised Integra that any final responses are inadequate, insufficient or otherwise non-responsive. Integra has made available to Peoples complete and correct copies of all correspondence between the Commission, on the one hand, and Integra and any of the Integra Subsidiaries, on the other hand, with respect to the Integra SEC Documents. To Integra’s Knowledge, none of the Integra SEC Documents is the subject of ongoing staff review or outstanding comment.
(d) Integra and, to Integra’s Knowledge, each of its officers and directors, are in compliance with and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended (“Sarbanes-Oxley”), and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market. With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report included in the Integra SEC Reports, the Chief Executive Officer and Chief Financial Officer of

Integra have made all certifications required by Sections 302 and 906 of Sarbanes-Oxley at the time of such filing, and the statements contained in each such certification were true and correct. Further, Integra has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to Integra and the Integra Subsidiaries required to be disclosed by Integra in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that such information is accumulated and communicated to Integra’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Integra required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms under Sarbanes-Oxley.
(e) Integra has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To Integra’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Integra’s financial reporting and the preparation of Integra’s financial statements for external purposes in accordance with GAAP. Integra has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Integra’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to Integra in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect Integra’s ability to record, process, summarize and report financial information and (ii) any material fraud known to Integra that involves management or other employees who have a significant role in internal controls. Integra has made available to Peoples a summary of any such disclosure regarding material weaknesses and fraud made by management to Integra’s auditors and audit committee since December 31, 2004. For purposes of this Agreement, a “significant deficiency” in internal controls means a control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a deficiency, or a combination of deficiencies, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
(f) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Integra included in Integra’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, neither Integra nor any Integra Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Material Adverse Effect on Integra.

(g) Integra has not been notified by its independent registered public accounting firm or by the staff of the Commission that such accounting firm or the staff of the Commission, as the case may be, is of the view that any financial statement included in any registration statement filed by Integra under the Securities Act or any periodic or current report filed by Integra under the Exchange Act should be restated, or that Integra should modify its accounting in future periods in a manner that would have, or would be reasonably expected to have, a Material Adverse Effect on Integra.
(h) Since December 31, 2006, none of Integra, the Integra Subsidiaries, any executive officer of Integra or, to Integra’s Knowledge, any auditor, accountant or representative of Integra or the Integra Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Integra or the Integra Subsidiaries or their respective internal controls, including any complaint, allegation, assertion or claim that Integra or any Integra Subsidiary has engaged in questionable accounting or auditing practices. To Integra’s Knowledge, no attorney representing Integra or the Integra Subsidiaries, whether or not employed by Integra or the Integra Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Integra, any Integra Subsidiary or any of their officers, directors, employees or agents to Integra or any Integra Subsidiary’s Board of Directors or any committee thereof or to any director or officer of Integra or any Integra Subsidiary. Since December 31, 2006, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Integra’s Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, general counsel, Integra’s or any Integra Subsidiary’s Board of Directors or any committee thereof.
Section 3.8 Absence of Certain Changes or Events. Since December 31, 2006, there has not been any change in the financial condition, results of operations or business of Integra and its Subsidiaries which has had or will have a Material Adverse Effect on Integra.
Section 3.9 Fees. Except for fees paid and payable to Sandler O’Neill & Partners, L.P., neither Integra nor any of Integra’s Subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.
Section 3.10 Financial Resources. Integra will have sufficient cash available on the Closing Date to enable it to comply with its obligations to pay the cash portion of the Merger Consideration and perform its other obligations under this Agreement.

Section 3.11 Litigation. There is no suit, action or Proceeding pending, or, to the Knowledge of Integra, threatened against or affecting Integra or any Integra Subsidiary which, if determined adversely to Integra, would be reasonably expected to have a Material Adverse Effect on Integra, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator, outstanding against Integra or any Integra Subsidiary having, or which would reasonably be expected to have, a Material Adverse Effect on Integra. Since January 1, 2004, Integra has continuously maintained fidelity bonds insuring them against acts of dishonesty and directors’ and officers’ liability insurance policies in such amounts as are customary, usual and prudent for organizations of their size and business. To the Knowledge of Integra, there are no facts which would form the basis of a claim or claims under such bonds or policies. Integra has no reason to believe that its respective fidelity or directors’ and officers’ liability coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Integra’s past claim experience.
Section 3.12 Compliance with Laws and Orders. The businesses of Integra and each Integra Subsidiary are not being conducted in violation of any Law, judgment, Order, decree, license or permit of any Governmental Entity (including, without limitation, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and would not reasonably be expected to, have a Material Adverse Effect on Integra.
Section 3.13 Environmental Matters. To the Knowledge of Integra, neither Integra nor any of the Integra Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Integra. To the Knowledge of Integra, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Integra is in violation of or has any liability, absolute or contingent, under any Environmental Law or as a result of the presence of any Hazardous Substances, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on Integra. To the Knowledge of Integra, there are no actions, suits, demands, notices, claims, investigations or Proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties of Integra including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Integra or any Integra Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect on Integra.
Section 3.14 Integra Disclosure Letter. The Integra Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Integra Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure section relates and no implication or inference shall be made in any other representation or warranty.
Section 3.15 Notice of Breach or Potential Breach. Integra shall promptly notify Peoples of any change, circumstance or event which would cause any of the representations or warranties made by Integra pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents Integra from complying with any of its obligations hereunder. To Integra’s Knowledge, there is no fact or development which would reasonably be expected to have a Material Adverse Effect on Integra which has not been set forth in this Agreement.

Section 3.16 Disclosure. No representation or warranty by Integra in this Agreement, after giving effect to the disclosures set forth in the Integra Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Peoples for a breach of representation, warranty, covenant, agreement or obligation of Integra hereunder will not be affected by any investigation conducted by Peoples with respect to, or knowledge acquired (or capable of being acquired) with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PEOPLES
Except as disclosed in the Peoples SEC Reports or in the disclosure letter delivered by Peoples to Integra prior to the execution of this Agreement (the “Peoples Disclosure Letter”), which shall set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Peoples Disclosure Letter relates, Peoples hereby represents and warrants to Integra as follows:
Section 4.1 Corporate Organization. Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business as a foreign corporation in Ohio and each other jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Peoples. Peoples is registered as a savings and loan holding company under the HOLA. Peoples has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Peoples has heretofore delivered to Integra true and complete copies of its Articles of Incorporation and By-laws as currently in effect. The minute books of Peoples and each of Peoples Subsidiaries contain complete and correct records of all material matters approved at all meetings of, and all corporate actions taken by, their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).
Section 4.2 Authority. Peoples has the requisite corporate power and authority to execute and deliver this Agreement, subject to the Required Peoples Vote. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Peoples and no other corporate proceedings on the part of Peoples are necessary to authorize this Agreement or to consummate the transactions so contemplated other than the Required Peoples Vote. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, Peoples, enforceable against Peoples in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceedings may be brought.

Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of Peoples consists of 15,000,000 shares of Peoples Common Stock and 1,000,000 shares of voting preferred stock, $0.01 par value per share (the “Peoples Preferred Stock”). As of the close of business on September 11, 2007, 4,829,699 shares of Peoples Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of Peoples Preferred Stock were outstanding. As of the date of this Agreement and except for the Unexercised Options and outstanding awards under the 2001 and 2004 Recognition and Retention Plans (the “Recognition Plans”), there are no shares of capital stock of Peoples authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Peoples obligating Peoples to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Peoples or obligating Peoples to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except for the Shareholders Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Peoples or any Peoples Subsidiary is a party with respect to the transfer or voting of the capital stock of Peoples. As of the close of business on September 11, 2007, there were 256,777 Unexercised Options outstanding, for which adequate shares of Peoples Common Stock have been reserved for issuance under Peoples Option Plans. As of the close of business on September 11, 2007, there were 17,477 unvested awards outstanding, for which adequate shares of Peoples Common Stock have been reserved for issuance under the Recognition Plans. The Peoples Disclosure Letter sets forth for each of the outstanding Unexercised Options and unvested awards, the holder, the date and, as applicable, the exercise price or issue price.
Section 4.4 Subsidiaries. The list of subsidiaries in the Peoples Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Peoples (collectively, the “Peoples Subsidiaries” and each a “Peoples Subsidiary”). Peoples Bank is the only Significant Subsidiary of Peoples and the only Peoples Subsidiary which is a financial institution. Peoples Bank is a federally-chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Each Peoples Subsidiary, other than Peoples Bank, is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Peoples. Each Peoples Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Peoples Disclosure Letter, all outstanding shares of capital stock of each Peoples Subsidiary are owned by Peoples or another Peoples Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all Liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Peoples Subsidiary obligating any Peoples Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating any Peoples Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.
Section 4.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Peoples or any Peoples Subsidiary provided by Peoples for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Peoples Shareholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
Section 4.6 Consent and Approvals; No Violation. Neither the execution and delivery of this Agreement by Peoples nor the consummation by Peoples of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien or other encumbrance upon any of the properties or assets of Peoples or any Peoples Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Peoples or any Peoples Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens or other encumbrances which will not have a Material Adverse Effect on Peoples or (c) require on the part of Peoples any Consent of or from, or filing with or notification to, any Governmental Entity, except (i) filing the Maryland Articles of Merger and the Indiana Articles of Merger, (ii) notices to the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”) or (iii) Consents, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect on Peoples.
Section 4.7 Securities Reports; Financial Statements.
(a) All forms, reports and documents required to be filed by Peoples with the Commission since January 1, 2007 (the “Peoples SEC Reports”), (x) were prepared in accordance with the requirements of applicable Law and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Peoples SEC Reports, including any Peoples SEC Reports filed after the date of this Agreement and prior to or on the Closing Date (the “Peoples Financial Statements”), have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of Peoples and the Peoples Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. Peoples has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the Commission.
(c) Peoples has made available to Integra a complete and correct copy of any amendments or modifications which are required to be filed with the Commission, but have not yet been filed with the Commission, to (i) Peoples SEC Reports filed prior to the date hereof, and (ii) Contracts which previously have been filed by Peoples with the Commission pursuant to the Securities Act and Exchange Act (together with Peoples SEC Reports, the “Peoples SEC Documents”). Peoples has timely responded to all comment letters and other correspondence of the staff of the Commission relating to the Peoples SEC Documents, and the staff has not advised Peoples that any final responses are inadequate, insufficient or otherwise non-responsive. Peoples has made available to Integra complete and correct copies of all correspondence between the Commission, on the one hand, and Peoples and any of the Peoples Subsidiaries, on the other hand, with respect to the Peoples SEC Documents and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Integra any such correspondence sent or received after the date hereof. To Peoples’ Knowledge, none of the Peoples SEC Documents is the subject of ongoing staff review or outstanding comment.
(d) Peoples and, to Peoples’ Knowledge, each of its officers and directors, are in compliance with and have complied in all material respects with (i) the applicable provisions of Sarbanes-Oxley, and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market. With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report included in the Peoples SEC Reports, the Chief Executive Officer and Chief Financial Officer of Peoples have made all certifications required by Sections 302 and 906 of Sarbanes-Oxley at the time of such filing, and the statements contained in each such certification were true and correct. Further, Peoples has established and maintains “disclosure controls and procedures” that are reasonably designed to ensure that material information (both financial and non-

financial) relating to Peoples and the Peoples Subsidiaries required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that such information is accumulated and communicated to Peoples’ principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Peoples required by Section 302 of Sarbanes-Oxley with respect to such reports.
(e) Peoples Bank has established and maintains adequate internal controls and procedures for financial reporting, and for complying with laws, in accordance with 12 C.F.R. § 363.2. Management has assessed the effectiveness of such internal control structure and procedures for financial reporting as of December 31, 2006, and BKD, LLP, has attested to, and reported separately on, management’s assertion of the effectiveness of Peoples Bank’s internal control structure and procedures for financial reporting.
(f) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Peoples included in Peoples’ Quarterly Report on Form 10-Q for the period ended June 30, 2007, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, neither Peoples nor any Peoples Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Material Adverse Effect on Peoples.
(g) Peoples has not been notified by its independent registered public accounting firm or by the staff of the Commission that such accounting firm or the staff of the Commission, as the case may be, is of the view that any financial statement included in any registration statement filed by Peoples under the Securities Act or any periodic or current report filed by Peoples under the Exchange Act should be restated, or that Peoples should modify its accounting in future periods in a manner that would have, or would be reasonably expected to have, a Material Adverse Effect on Peoples.
(h) Since December 31, 2006, none of Peoples, the Peoples Subsidiaries, any executive officer of Peoples or, to Peoples’ Knowledge, any auditor, accountant or representative of Peoples or the Peoples Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or the Peoples Subsidiaries or their respective internal controls, including any complaint, allegation, assertion or claim that Peoples or any Peoples Subsidiary has engaged in questionable accounting or auditing practices. To Peoples’ Knowledge, no attorney representing Peoples or the Peoples Subsidiaries, whether or not employed by Peoples or the Peoples Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Peoples, any

Peoples Subsidiary or any of their officers, directors, employees or agents to Peoples’ or any Peoples Subsidiary’s Board of Directors or any committee thereof or to any director or officer of Peoples or any Peoples Subsidiary. Since December 31, 2006, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Peoples’ Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, general counsel, the Peoples’ or any Peoples Subsidiary’s Board of Directors or any committee thereof.
Section 4.8 Taxes. Peoples and the Peoples Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and Peoples and the Peoples Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate Proceedings and with respect to which Peoples is maintaining reserves adequate for their payment. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any governmental authority, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the Internal Revenue Service (“IRS”) or any other Governmental Entity, including, without limitation, consolidated, combined and unitary tax returns. For purposes of this Section 4.8, references to Peoples and the Peoples Subsidiaries include former subsidiaries of Peoples for the periods during which any such Persons were owned, directly or indirectly, by Peoples. Neither the IRS nor any other Governmental Entity is now asserting, either through audits, administrative Proceedings or court Proceedings, any deficiency or claim for additional Taxes from Peoples or the Peoples Subsidiaries. Neither Peoples nor any of the Peoples Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current Taxes not yet due, there are no material Tax Liens on any assets of Peoples or any of the Peoples Subsidiaries. Neither Peoples nor any of the Peoples Subsidiaries has received a ruling or entered into an agreement with the IRS or any other Governmental Entity with respect to Taxes that would have a Material Adverse Effect on Peoples. Except as set forth in the Peoples Disclosure Letter, no agreements relating to allocating or sharing of Taxes exist among Peoples and the Peoples Subsidiaries and no Tax indemnities given by Peoples or the Peoples Subsidiaries in connection with a sale of stock or assets remain in effect. Neither Peoples nor any of the Peoples Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain. Neither Peoples nor any of the Peoples Subsidiaries (A) is a member of an affiliated, consolidated, combined or unitary group, other than one of which Peoples was the common parent, or (B) has any liability for the Taxes of any Person (other than Peoples and the Peoples Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by Contract or otherwise.

Section 4.9 Employee Plans. Section 4.9 of the Peoples Disclosure Letter lists all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Peoples or the Peoples Subsidiaries (“Peoples Employee Plans”). All Peoples Employee Plans have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1934, as amended (“ERISA”), the Code, and any other applicable Laws. With respect to each Peoples Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (a) has been determined by the IRS to be so qualified, (b) is the subject of a pending application for such determination that was timely filed, or (c) may still be submitted for such determination as an on-cycle filing under Revenue Procedure 2005-66. None of Peoples, any of the Peoples Subsidiaries, or any entity considered one employer with any of them under Section 4001 of ERISA or Section 414 of the Code has ever established or maintained a pension plan subject to Title IV of ERISA or has ever been a participating employer in a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code. Each Peoples Employee Plan subject to Section 409A of the Code has been operated in good faith compliance with Code Section 409A since January 1, 2005. There is no basis for any Person to assert that Peoples or any of the Peoples Subsidiaries has an obligation to institute any employee plan or any such other arrangement, agreement or plan. Except for the Peoples Bank Employee Stock Ownership Plan (the “ESOP”) and the Recognition Plans, no Peoples Employee Plan (or a related trust) holds any stock or other securities of Peoples or any related Person or Affiliate. Neither Peoples nor a Peoples Subsidiary has used any insurance policy to provide funding for a Peoples Employee Plan. Except as set forth in the Peoples Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) constitute a stated triggering event under any Peoples Employee Plan that will result in any payment (whether pay or otherwise) becoming due from Peoples or any of the Peoples Subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Except as set forth in the Peoples Disclosure Letter, neither Peoples nor any of the Peoples Subsidiaries has any obligations for retiree health or life insurance benefits under any Peoples Employee Plan. There are no restrictions on the rights of Peoples or any of the Peoples Subsidiaries to amend or terminate any such Peoples Employee Plan without incurring any liability thereunder, except as provided in such plans or under applicable law.
Section 4.10 Material Contracts. Except as set forth in the Peoples Disclosure Letter, neither Peoples nor any Peoples Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, “Benefit Agreements”) providing for aggregate payments to any Person in any calendar year in excess of $50,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Peoples or any Peoples Subsidiary or the guarantee by Peoples or any Peoples Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other Contract or agreement or amendment thereto that Peoples should have filed as an exhibit to a Form 10-K or (after August 23, 2004) a Form 8-K filed with the Commission as of the date of this Agreement (collectively, the “Peoples Contracts”). Neither Peoples nor any Peoples Subsidiary is in default under any Peoples Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Peoples, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.
Section 4.11 Absence of Certain Changes or Events. Since December 31, 2006, there has not been any change in the financial condition, results of operations or business of Peoples or any Peoples Subsidiary which has had or is reasonably expected to have a Material Adverse Effect on Peoples.
Section 4.12 Litigation. There is no suit, action or Proceeding pending, or, to the Knowledge of Peoples, threatened against or affecting Peoples or any Peoples Subsidiary which, if determined adversely to Peoples, would be reasonably expected to have a Material Adverse Effect on Peoples, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator, outstanding against Peoples or any Peoples Subsidiary having, or which would reasonably be expected to have, a Material Adverse Effect on Peoples. Since January 1, 2004, Peoples and Peoples Bank have continuously maintained fidelity bonds insuring them against acts of dishonesty and directors’ and officers’ liability insurance policies in such amounts as are customary, usual and prudent for organizations of their size and business. Except as set forth in the Peoples Disclosure Letter, to the Knowledge of Peoples and Peoples Bank, there are no facts which would form the basis of a claim or claims under such bonds or policies. Neither Peoples nor Peoples Bank has reason to believe that its respective fidelity or directors’ and officers’ liability coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Peoples’ past claim experience.
Section 4.13 Compliance with Laws and Orders. The businesses of Peoples and each Peoples Subsidiary are not being conducted in violation of any Law, judgment, Order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Peoples Bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and would not reasonably be expected to, have a Material Adverse Effect on Peoples.
Section 4.14 Agreements with Bank Regulators, Etc.
(a) Neither Peoples nor any of the Peoples Subsidiaries is subject to and, to Peoples’ Knowledge, there are no facts and/or circumstances in existence that will result in Peoples or any of the Peoples Subsidiaries becoming subject to, any written Order, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Peoples Subsidiaries, except for the agreement dated March 21, 2007, with the OTS (the “OTS Agreement”). No Governmental Entity has advised Peoples or any Peoples Subsidiaries in writing or, to Peoples’ Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to Peoples’ Knowledge, has any Governmental Entity commenced an investigation in connection therewith. To Peoples’ Knowledge, Peoples is in compliance with the OTS Agreement and will use its best efforts to remain in compliance through the Closing Date. Subject to approval by the OTS, Peoples shall hereafter furnish Integra with copies of all reports and correspondence sent by Peoples to the OTS relating to the OTS Agreement.
(b) Peoples is not aware of, has not been advised of, and has no reason to believe in the existence of, any facts or circumstances which would cause it or any of the Peoples Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), the laws and regulations promulgated and administered by the Office of Foreign Asset Control (“OFAC”), any Order issued with respect to anti-money laundering by the United States Department of Justice or the United States Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”), any Order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, Title V of the Gramm Leach Bliley Act and the provisions of the information security program adopted pursuant to 12 C.F.R Part 40. Peoples is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or any of the Peoples Subsidiaries to undertake any remedial action. Peoples (or where appropriate a Peoples Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Peoples Subsidiaries) has complied in all respects with any requirements to file reports and other necessary documents as required by the Patriot Act, the Bank Secrecy Act or any other anti-money laundering Laws.
Section 4.15 Fees. Except for fees paid and payable to Keefe, Bruyette & Woods, Inc. neither Peoples nor any Peoples Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other person in connection with, or as a result of, the transactions contemplated by this Agreement.
Section 4.16 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Stock entitled to vote thereon (the “Required Peoples Vote”) is the only vote of the holders of any class or series of Peoples capital stock necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.17 Environmental Matters. To the Knowledge of Peoples, neither Peoples nor any of the Peoples Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples. To the Knowledge of Peoples, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Peoples or any of the Peoples Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law or as a result of the presence of any Hazardous Substances, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on Peoples. To the Knowledge of Peoples, there are no actions, suits, demands, notices, claims, investigations or Proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties of Peoples including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Peoples or any Peoples Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect on Peoples. Peoples has provided Integra with a completed and accurate environmental questionnaire in the form provided by Integra for all property owned, leased or operated by Peoples or any Peoples Subsidiary and used in or held for future use in Peoples’ business activities (other than space in retail and similar establishments leased or operated for automatic teller machines). Section 4.17 of the Peoples Disclosure Letter sets forth any such real property for which there is an affirmative response to any question in such questionnaire.
Section 4.18 Labor. Neither Peoples nor any of the Peoples Subsidiaries is engaged in, or has engaged in, any unfair labor practice. There is no labor strike, dispute, slowdown or stoppage actually pending, or, to the Knowledge of Peoples, threatened, against or directly affecting Peoples or the Peoples Subsidiaries. No union is currently certified, there is no union representation question, and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or, to the Knowledge of Peoples, is threatened. No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist, or to the Knowledge of Peoples, are threatened. No collective bargaining agreement exists which is binding on Peoples and/or the Peoples Subsidiaries. Neither Peoples nor any of the Peoples Subsidiaries has experienced any material work stoppage or other material labor difficulty. Neither Peoples nor any of the Peoples Subsidiaries is delinquent in any payments to any current or former officers, directors, employees or independent contractor for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.
Section 4.19 Material Interests of Certain Persons. No officer or director of Peoples, or any “associate” of any such officer or director, has any material interest in any material Contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Peoples or any of the Peoples Subsidiaries. No related person of Peoples or Peoples Bank (as such term is defined in Instruction 1 to Item 404(a) of Regulation S-K under the Exchange Act) has been involved in any transaction or any currently proposed transaction with Peoples or any Peoples Subsidiary in which such person was or is to be a participant of and the amount involved exceeds $60,000.

Section 4.20 Employment Agreements. Section 4.20 of the Peoples Disclosure Letter lists each agreement, arrangement, commitment or Contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Peoples or any of the Peoples Subsidiaries is a party to or bound by and which, by its terms, is not terminable by Peoples or such Peoples Subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or Contract listed in the Peoples Disclosure Letter have been previously made available to Integra by Peoples.
Section 4.21 Debt Obligations.
(a) Peoples has disclosed to Integra the terms and conditions of all loan, credit and other agreements or arrangements relating to money borrowed by Peoples or any Peoples Subsidiary exceeding $50,000 individually or in the aggregate, exclusive of agreements, Contracts, instruments, commitments and understandings evidencing deposit liabilities of Peoples Bank, agreements for the purchase of federal funds and repurchase agreements, sales of certificates of deposits, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and other agreements, Contracts, and other instruments, commitments and understandings made by Peoples Bank in the ordinary course of its business (collectively, “Ordinary Banking Arrangements”). None of such agreements or arrangements is currently in default or will be in default with the passage of time or require the Consent or approval of any third party for the Merger to be consummated.
(b) Peoples Community Bancorp Capital Trust II is a Subsidiary of Peoples that issued $15,000,000 in aggregate principal amount of mandatorily redeemable debentures that are presently outstanding (such securities and documents related thereto are referred to as the “Trust Preferred Issue”). All representations and warranties made by Peoples were accurate in all material respects when made. The Trust Preferred Issue was created, offered and sold in compliance with applicable Law.
Section 4.22 Loan Portfolio.
(a) The Peoples Disclosure Letter lists as of August 31, 2007 each loan of Peoples Bank that has been classified by the OTS, the FDIC, or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Peoples Bank and a list of all loans which Peoples Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has been provided to Integra.

(b) All loans and discounts shown on the Peoples Financial Statements or which were entered into after the date of the most recent balance sheet included in the Peoples Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of business of Peoples and the Peoples Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, reorganization or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, and shall be, valid, true and genuine and what they purport to be and enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or by general principles of equity. Peoples and the Peoples Subsidiaries have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans (including, without limitation, Regulation O, 12 C.F.R. Section 215 et seq.), except where any such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect on Peoples.
(c) The allowance for loan losses (“Allowance”) shown on the Peoples Financial Statements is adequate in all respects under the requirements of GAAP applied on a consistent basis to provide for possible losses on loans outstanding as of the respective date.
Section 4.23 Investment Portfolio. All investment securities held by Peoples or the Peoples Subsidiaries, as reflected in the consolidated balance sheets of Peoples included in the Peoples Financial Statements, are carried in accordance with GAAP.
Section 4.24 Interest Rate Risk Management. The Peoples Disclosure Letter describes all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Peoples or one of the Peoples Subsidiaries or for the account of a customer of Peoples. All such arrangements and agreements disclosed in the Peoples Disclosure Letter were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Peoples or one of the Peoples Subsidiaries, enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Peoples and each of the Peoples Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Peoples, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.25 Environmental Reports. Peoples shall use its best efforts to facilitate the preparation of a report of a phase one environmental investigation conducted by a company selected by and at the expense of Integra, for the real property set forth in Section 4.17 of the Peoples Disclosure Letter. If required by the phase one investigation, in Integra’s reasonable opinion, Peoples shall use its best efforts to facilitate the preparation of a report of a phase two investigation, at Integra’s expense, on properties requiring such additional study. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable Law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $500,000 as reasonably estimated by an environmental expert retained for such purpose by Integra, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $500,000 or less with a reasonable degree of certainty, then Integra shall have the right pursuant to Section 8.1(i) hereof, for a period of sixty (60) days from the date of this Agreement to terminate this Agreement, which shall be Integra’s sole remedy in such event.
Section 4.26 Fair Lending; Community Reinvestment Act. With the exception of routine investigation of consumer complaints, neither Peoples nor Peoples Bank has been advised by any Governmental Entity that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Peoples Bank received a Community Reinvestment Act rating of “Outstanding” in its most recent CRA examination.
Section 4.27 Peoples Disclosure Letter. The Peoples Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Peoples Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure section relates and no implication or inference shall be made in any other representation or warranty.
Section 4.28 Notice of Breach or Potential Breach. Peoples shall promptly notify Integra of any change, circumstance or event which would cause any of the representations or warranties made by Peoples pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents Peoples from complying with any of its obligations hereunder. To Peoples’ Knowledge, there is no fact or development which would reasonably be expected to have a Material Adverse Effect on Peoples which has not been set forth in this Agreement.
Section 4.29 Disclosure. No representation or warranty by Peoples in this Agreement, after giving effect to the disclosures set forth in the Peoples Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Integra for a breach of representation, warranty, covenant, agreement or obligation of Peoples hereunder will not be affected by any investigation conducted by Integra with respect to, or knowledge acquired (or capable of being acquired) with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.
Section 4.30 No Dissenters’ Rights. No dissenters’, appraisal or similar rights or demands shall be exercisable by any shareholder of Peoples in connection with the transactions contemplated by this Agreement, including the Merger, including, without limitation, under Section 3-202 of the MGCL.

ARTICLE V
COVENANTS
Section 5.1 No Solicitation of Transactions.
(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Peoples and the Peoples Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:
(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or
(iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this Section 5.1(a) shall not prohibit Peoples or its Board of Directors from:
(A) furnishing material nonpublic information (other than information regarding Integra supplied to Peoples by Integra) regarding Peoples or the Peoples Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) Peoples’ Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes Peoples’ current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) Peoples’ Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by Peoples’ Board of Directors of its fiduciary obligations to Peoples’ shareholders under applicable Laws, provided that in any such case neither Peoples nor any representative of Peoples and the Peoples Subsidiaries shall have violated any of the restrictions set forth in this Section 5.1(a), or
(B) taking the actions described in the proviso of subsection (c), below, as permitted thereby, provided that none of Peoples, the Peoples Subsidiaries or any representatives of Peoples and the Peoples Subsidiaries shall have violated any of the restrictions set forth in this Section 5.1(a).

At least five (5) Business Days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, Peoples shall:
(i) give Integra written notice of the identity of such Person and Peoples’ intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person; and
(ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of Peoples, and contemporaneously with furnishing any such information to such Person, Peoples shall furnish such information to Integra (to the extent such information has not been previously furnished by Peoples to Integra).
Nothing in this Section 5.1(a) shall prevent Peoples or the Peoples’ Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Peoples and the Peoples Subsidiaries will immediately cease, and will cause each of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 5.1. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1 by any officer, director, employee or Affiliate of Peoples or any of the Peoples Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 5.1 by Peoples.
(b) In addition to the obligations of Peoples set forth in Section 5.1(a), Peoples as promptly as practicable shall advise Integra orally and in writing of any request received by Peoples, any Peoples Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof for information which Peoples reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Peoples, any Peoples Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof with respect to, or which Peoples reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry. Peoples will keep Integra informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c) Except as provided herein below: (i) Peoples’ Board of Directors shall recommend that Peoples’ shareholders vote in favor of and to adopt and approve this Agreement and the Merger at the Peoples Shareholders Meeting (the “Peoples’ Board of Directors Recommendation”); (ii) the Proxy Statement shall include a statement of the Peoples’ Board of Directors Recommendation; and (iii) neither Peoples’ Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to Integra (in any event, a “Change of Recommendation”), Peoples’ Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent Peoples’ Board of Directors from (i) withholding, withdrawing, amending or modifying the Peoples’ Board of Directors Recommendation or (ii) not including in the Proxy Statement the Peoples’ Board of Directors Recommendation if, in either case, Peoples’ Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due primarily to facts or circumstances coming to the attention of Peoples’ Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by Peoples’ Board of Directors of its fiduciary obligations to Peoples’ shareholders under applicable Law.
(d) Notwithstanding anything to the contrary contained in this Section 5.1, in the event that Peoples’ Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to Peoples or the Peoples’ shareholders under applicable Law, Peoples’ Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following Integra’s receipt of written notice advising Integra that Peoples’ Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if Integra so elects, Peoples and its advisors shall have negotiated in good faith with Integra to make such adjustments in the terms and conditions of this Agreement as would enable Peoples to proceed with the transactions contemplated herein on such adjusted terms.
Section 5.2 Interim Operations of Peoples. During the period from the date of this Agreement to the Effective Time, except as required to comply with the OTS Agreement or as otherwise approved expressly in writing by Integra (which approval will not be unreasonably withheld or delayed):
(a) Peoples shall, and shall cause each Peoples Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Peoples shall use reasonable efforts to preserve intact the business organization of Peoples and each Peoples Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Peoples or any Peoples Subsidiary. Other than in the ordinary course of business consistent with past practice, Peoples and each Peoples Subsidiary shall not (i) incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance (it being understood, with reference to Peoples Bank, that the ordinary course of business includes, among other things, Ordinary Banking Arrangements).

(b) Peoples shall not and shall not permit any Peoples Subsidiary to make any change or amendment to their respective Articles of Incorporation or By-laws (or comparable governing instruments) in a manner that would materially and adversely effect such party’s ability to consummate the Merger or the economic benefits of the Merger to Integra.
(c) Peoples shall not, and shall not permit any Peoples Subsidiary to, (i) issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to the exercise of Unexercised Options), (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them, (iii) modify the terms of any Unexercised Option; (iv) enter into any arrangement or Contract with respect to the purchase or voting of shares of their capital stock, (v) adjust, split, combine or reclassify any of their capital stock or other securities or (vi) make any other changes in their capital structures. Neither Peoples nor any Peoples Subsidiary shall grant any additional stock options after the date hereof.
(d) Peoples shall not, and shall not permit any Peoples Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) quarterly cash dividends paid in the ordinary course of business not to exceed $0.15 per quarter (ii) dividends paid by any Peoples Subsidiary to Peoples or another Peoples Subsidiary with respect to its capital stock and (iii) dividends paid by any Peoples Subsidiaries with respect to the Trust Preferred Issue.
(e) Except as otherwise provided in this Agreement, Peoples shall not, and shall not permit any Peoples Subsidiary to, adopt or amend (except as required by law or other contractual obligations existing on the date hereof, including changes to comply with Section 409A of the Code) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice not to exceed 5% for any individual) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any Contract to do any of the foregoing.

(f) Peoples will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Integra and GAAP, at the earlier of (i) such time as Integra acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been waived or satisfied or (ii) immediately prior to the Closing Date.
(g) Peoples shall not take any action that would (i) materially delay or adversely affect the ability of the parties to obtain any approvals of any Governmental Entity required to permit consummation of the Merger or the Bank Merger; (ii) materially adversely affect the ability of Peoples to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or cause its representations and warranties not to be true and correct in all material respects; (iii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iv) result in a Material Adverse Effect on Peoples.
Section 5.3 Interim Operations of Integra. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Peoples, Integra shall not declare or pay any extraordinary or special dividend on the Integra Common Stock or take any action that would (a) materially delay or adversely affect the ability of the parties to obtain any approvals of any Governmental Entity required to permit consummation of the Merger or the Bank Merger; (b) materially adversely affect the ability of Integra to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or cause its representations and warranties not to be true and correct in all material respects; or (c) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
Section 5.4 Employee Matters.
(a) On and after the Effective Time, Integra shall maintain and cause to be administered according to their lawful terms all Peoples Employee Plans, except to the extent they are lawfully amended or terminated by Integra.
(b) For purposes of all Integra employee plans and employee policies (for example, and without limitation, vacation and sick leave policies), Integra shall credit employees of Peoples and the Peoples Subsidiaries who become employees of Integra or the Surviving Corporation as a result of the Merger with all service with Peoples, any Peoples Subsidiaries, or any predecessor employer (to the extent such service has been recognized by Peoples under the Peoples Employee Plans) for purposes of eligibility and vesting as if such service had been performed for Integra or a Subsidiary thereof, but not for purposes of benefit accrual. From and after the Effective Time, Integra shall cause any and all pre-existing condition limitations under its health plan or disability plans to be waived with respect to Peoples employees and their eligible dependents, to the extent that such conditions were covered by Peoples’ health or disability plans, respectively. Integra shall cause its health plan to credit employees of Peoples and the Peoples Subsidiaries and their eligible dependents with year-to-date deductibles and out-of-pocket expenses incurred under Peoples’ health plan toward satisfaction of applicable deductibles and out-of-pocket expenses under Integra’s health plan for the plan year in which the Merger occurs.

(c) Upon and after the Merger, Peoples employees shall have benefits that in the aggregate are no less favorable than the benefits enjoyed generally by similarly situated Integra employees.
(d) Peoples shall take any such actions as are necessary to ensure that (i) Peoples employees who are participants in the ESOP have the opportunity to direct the ESOP trustee as to the voting, with respect to the Merger, of the number of shares of Peoples Common Stock allocated to their ESOP accounts, (ii) the ESOP trustee will vote, with respect to the Merger, the number of shares of Peoples Common Stock held by the ESOP but not allocated to the ESOP participants’ accounts, as provided under the terms of the ESOP, (iii) the ESOP trustee has the authority necessary to exchange the Peoples Common Stock held by the ESOP and to otherwise participate in the transactions contemplated by this Agreement, and (iv) no violation of ERISA or the Code occurs in the ESOP’s sale or exchange of the Peoples Common Stock held by the ESOP or the transactions contemplated by this Agreement. Additionally, Peoples shall take any such actions as are necessary to ensure that, as of the Effective Time or as soon as practicable thereafter, subject to receipt of a favorable ruling of the IRS with respect to the termination of the ESOP and conditioned upon consummation of the Merger, (i) the ESOP shall be terminated; (ii) all shares of Peoples Common Stock held by the ESOP shall be converted into rights to receive the Merger Consideration in respect thereof; (iii) all outstanding indebtedness of the ESOP shall be repaid using the Merger Consideration attributable to the unallocated shares of Peoples Common Stock held by the ESOP, any other assets held in the ESOP unallocated suspense account and additional contributions by Peoples to the extent necessary; (iv) any assets remaining in the ESOP’s unallocated suspense account after payment of all outstanding indebtedness and other liabilities of the ESOP shall be allocated to the accounts of the ESOP participants; and (v) the net assets of the ESOP shall be distributed to such ESOP participants, subject to the receipt of a favorable determination letter from the IRS and except as otherwise required by applicable Law. Peoples may make amendments to the ESOP as required to carry out such obligations; provided, however, that (i) no such amendment shall require or have the effect of requiring Integra to make any contributions to the ESOP after the Effective Time, except to the extent necessary to repay the outstanding indebtedness of the ESOP; (ii) no such amendments shall require or have the effect of requiring Peoples to make any contributions to the ESOP at or prior to the Effective Time other than contributions necessary to allow the ESOP to make required payments on currently outstanding securities acquisition loans; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the ESOP under Section 401(a) of the Code; and (iv) no such amendment shall require or have the effect of requiring the continuation of the ESOP after the Effective Time except to the extent specifically approved by Integra. Peoples shall make no contributions to the ESOP between the date hereof and the Effective Time other than such as may be required to maintain the tax-qualified status of the ESOP or to enable the ESOP to make required payments on the currently outstanding securities acquisition loans. Peoples shall be permitted to use regular quarterly cash dividends paid by Peoples and held in the ESOP suspense account as part of any required ESOP payments or as a supplement to such required ESOP payments.

Before the adoption of any amendment of the ESOP, Peoples shall first submit the amendment to Integra for its review and approval. Throughout the ESOP termination process, Peoples shall keep Integra timely informed of the planning for and occurrence of the transactions involved in the termination. Subsequent to the Effective Time, the Surviving Corporation shall be the successor of Peoples with respect to the ESOP and the Surviving Corporation shall hold all authority necessary to complete the termination of the ESOP as otherwise provided herein.
(e) Shares of Peoples Common Stock held in the Recognition Plans which vest at the Effective Time shall be converted into the Merger Consideration.
(f) Any officer or employee of Peoples who has an employment, severance or change in control agreement with Peoples (each a “Contract Officer”) shall receive as of the Effective Time, the severance or termination payments provided for in their respective agreements (“Contract Payment”) in a lump sum and as described and quantified in reasonable detail in the Peoples Disclosure Letter, based upon the assumptions set forth therein. Integra acknowledges and agrees that the consummation of the Merger shall constitute a “change in control” of Peoples for purposes of each of the employment and change in control agreements set forth in the Peoples Disclosure Letter. Integra further acknowledges and agrees that each of the officers covered by employment or change in control agreements with Peoples (other than those officers who enter into severance or employment agreements with Integra that will become effective at the Effective Time) would be entitled to terminate their employment for “Good Reason” as defined in the agreements upon consummation of the Merger, and that none of the payments to such officers shall be subject to mitigation under the terms of those agreements. As a condition to receiving their Contract Payments, each Contract Officer shall sign and deliver to Integra a release agreement acknowledging receipt of the Contract Payment.
(g) Within forty-five (45) days of the date hereof, Integra shall use its reasonable best efforts to inform the employees of Peoples of the likelihood of such employees having continued employment with Integra following the Effective Time and, where appropriate, shall use its reasonable best efforts to interview the employees of Peoples to determine if there are mutually beneficial employment opportunities available at Integra.
(h) Integra agrees that Peoples shall, pursuant to a bonus plan previously adopted or to be adopted by the board of directors of Peoples, be permitted to pay bonuses to its officers prior to December 31, 2007 in an aggregate amount not exceeding $1.3 million, which amount has not been accrued as of the date hereof.
(i) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions to be mutually agreed to by Integra and Peoples after the date hereof, Peoples may pay cash retention bonuses to employees of Peoples who are selected by the chief executive officer of Peoples with the prior approval of Integra, with such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or change in control agreement or otherwise participating in the bonus plan described in Section 5.4(h) above) through the Effective Time and for a specified period thereafter, provided that the aggregate amount of such retention bonuses shall not exceed $250,000.

(j) Integra agrees to honor the terms and conditions of Peoples’ Amended and Restated Directors’ Retirement Plan.
Section 5.5 Access and Information. Upon reasonable notice, Peoples shall, and shall cause each Peoples Subsidiary to, afford to Integra and its representatives (including, without limitation, directors, officers and employees of Integra and its Affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Integra may reasonably request; provided, however, that Peoples shall not be required to provide access to any such information or properties if the providing of such access (a) would interfere unnecessarily with the normal operations of Peoples and the Peoples’ Subsidiaries; (b) would be reasonably likely, upon the advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (c) would be precluded by any lease, Contract or legally enforceable agreement in existence prior to the date hereof or by any Law, judgment, Order, decree, license or permit of any Governmental Entity. All information furnished by one party to the other party in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (i) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality, (ii) thereafter becomes lawfully obtainable from other sources or (iii) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the OCC, the OTS, the Department of Justice, or any other Governmental Entity. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or be destroyed.
Section 5.6 Certain Filings, Consents and Arrangements. Integra and Peoples shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or Consents are required to be obtained under any other relevant federal, state or foreign Law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents and (c) deliver to the other parties to this Agreement complete copies of all such reports promptly after they are filed. In advance of any filing made under this Section 5.6, Integra and Peoples and their respective counsel shall be provided with the opportunity to comment thereon, and Integra and Peoples each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the Governmental Entities with respect to such filings.

Section 5.7 State Takeover Statutes. Peoples shall take all reasonable steps to (a) exempt Peoples and the Merger from the requirements of any state takeover law by action of Peoples’ Board of Directors or otherwise and (b) upon the request of Integra, assist in any challenge by Integra to the applicability to the Merger of any state takeover law.
Section 5.8 Indemnification. From and after the Effective Time, Integra will assume and honor any obligation as provided for and permitted by applicable federal and state law that Peoples had immediately prior to the Effective Time with respect to the indemnification of each person who is now, who has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Peoples or any Peoples Subsidiary (collectively, the “Indemnitees”) arising out of Peoples’ Articles of Incorporation or By-laws in the form on the date hereof (to the maximum extent permitted by applicable Law) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged condition, act or omission occurring at or prior to the Effective Time, including any actions taken to approve and implement this Agreement and the transactions contemplated hereby, in the Indemnitee’s capacity as a director or officer (whether elected or appointed), of Peoples or any Peoples Subsidiary. This Section 5.8 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries. In addition, for a period of not less than four years after the Effective Time, Integra will cause the Surviving Corporation to maintain in effect the current directors’ and officers’ insurance policies maintained by Peoples for the benefit of directors and officers of Peoples as of the date hereof; provided, however, that if the annual cost of such “tail” insurance policies is not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by Peoples for such insurance (the “Insurance Cap”), Integra shall cause to be obtained as much comparable insurance for as long a period (not to exceed four years from the Effective Time) as is available for a cost not to exceed the Insurance Cap. Prior to the Effective Time, Integra shall provide Peoples with the insurance binder evidencing such tail insurance policy for the benefit of the directors and officers of Peoples.
Section 5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual Consents and regulatory approvals.
Section 5.10 Publicity. Integra and Peoples shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, neither Integra nor Peoples shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.
Section 5.11 Registration Statement. Promptly after the execution and delivery of this Agreement, Integra shall file with the Commission the Registration Statement in which the Proxy Statement will be included. Integra shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Peoples will use its reasonable best efforts to cause the Proxy Statement to be mailed to Peoples shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Peoples shall furnish all information concerning Peoples and the holders of Peoples Common Stock as may be reasonably required in connection with any such action. Each of Integra and Peoples shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Proxy Statement. Integra and Peoples each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders, and at the time of the Peoples Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Integra and Peoples agrees to promptly correct any information provided by it for use in the Registration Statement or the Proxy Statement that shall have become false or misleading. Integra and Peoples will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. In advance of any filing made under this Section 5.11, Integra and Peoples and their respective counsel shall be provided with the opportunity to comment thereon, and Integra and Peoples each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the Commission or any other Governmental Entities with respect to such filings. Preparation and filing of the Registration Statement and Proxy Statement shall be at the sole cost and expense of Integra, except that Peoples shall be solely responsible for the costs and expenses, including fees of Peoples’ accountants and legal counsel, related to preparation and review of Peoples Financial Statements and Peoples information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to Peoples shareholders.

Section 5.12 Stock Exchange Listing. Integra shall use its best efforts to list the Integra Common Stock to be issued pursuant to the Merger on the Nasdaq Global Market.
Section 5.13 Peoples Shareholders Meeting. Peoples, acting through its Board of Directors, shall, subject to and in accordance with its Articles of Incorporation and By-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Peoples Common Stock (the “Peoples Shareholders Meeting”) for the purpose of voting to approve and adopt this Agreement and the Merger; provided, however, that Peoples shall not be required to give notice of the Peoples Shareholders Meeting hereunder prior to the earlier of 60 days from the date hereof or Integra providing written notice to Peoples that it is waiving any right to terminate this Agreement pursuant to Section 4.25 hereof. The obligation to call and hold the Peoples Shareholders Meeting and submit this Agreement and the Merger to a vote of the Peoples shareholders pursuant to this Section 5.13 shall not be affected by any action taken in connection with the exercise of the fiduciary duties of the Peoples Board of Directors pursuant to Section 5.1.
Section 5.14 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, neither party will, without the written consent of the other party knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable Law.
Section 5.15 Affiliates. No later than the fifteenth (15th) day following the execution of this Agreement, Peoples shall deliver to Integra a letter identifying all persons who, to the best of Peoples’ Knowledge, may be deemed as of the date hereof “affiliates” of Peoples for purposes of Rules 144 and 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date hereof until the Closing Date. Peoples shall use its reasonable best efforts to cause each person identified on such list to deliver to Integra, on or before the date of mailing of the Proxy Statement, a written agreement substantially in the form attached as Exhibit C hereto.
Section 5.16 Bank Merger Agreement. Promptly after executing and delivering this Agreement, each of Integra and Peoples shall take all actions necessary to cause Integra Bank and Peoples Bank, respectively, to execute and deliver the Bank Merger Agreement.
Section 5.17 Resignations. Peoples shall obtain and deliver to Integra at the Closing evidence reasonably satisfactory to Integra of the resignation, effective as of the Effective Time, of those directors and officers of Peoples and the Peoples Subsidiaries designated by Integra to Peoples prior to the Closing.
Section 5.18 Trust Preferred Issue. As soon as practicable following the execution of this Agreement, Peoples shall notify the trustees with respect to the Trust Preferred Issue, or any successor trustees named for purposes of the Trust Preferred Issue, of the execution of this Agreement and shall use its commercially reasonable best efforts to obtain from such trustees confirmation that (a) no default or event of default with respect to the Trust Preferred Issue exists or is continuing; (b) no default or event of default will occur as a result of the execution, delivery and performance by Peoples of its obligations under the terms of this Agreement; and (c) Peoples has not executed its right to defer interest payable on the Trust Preferred Issue.

Section 5.19 Subsequent Financial Statements.
(a) As soon as available after the date hereof, Peoples shall deliver to Integra the monthly unaudited consolidated balance sheets and profit and loss statements of Peoples prepared for its internal use, the report of condition and income of Peoples Bank for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by Law.
(b) Peoples and Integra shall file in a timely manner all reports, forms, filings, registration statements, and other documents (including, but not limited to, all exhibits, post-effective amendments and supplements thereto) required to be filed by it under the Exchange Act between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement. If financial statements are contained in any reports filed with the Commission, such financial statements will present fairly, in all material respects, the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure). As of their respective dates, such reports filed with the Commission will comply as to form in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
CLOSING MATTERS
Section 6.1 The Closing. The closing (the “Closing”) shall occur at the offices of Baker & Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana, and on a date (the “Closing Date”) which is the last Business Day of the first calendar month during which all of the conditions set forth in Article VII are satisfied in all material respects or waived provided, however, that the Closing shall not occur prior to January 1, 2008. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

Section 6.2 Documents and Certificates. Each of the parties shall use its respective best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary to satisfy the closing conditions set forth in Article VII and to consummate the Closing of the transactions contemplated by this Agreement as soon as practicable.
ARTICLE VII
CONDITIONS
Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Integra, on the one hand, and Peoples, on the other hand, to consummate the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a) The Required Peoples Vote shall have been obtained.
(b) The Integra Common Stock issuable in the Merger and the transactions contemplated hereby shall have been authorized for listing on the Nasdaq Global Market.
(c) All Consents, and all expirations of waiting periods imposed by, any Governmental Entity which are necessary for the consummation of the Merger and the Bank Merger (other than immaterial Consents, the failure of which to obtain would not be materially adverse to Integra and Integra’s Subsidiaries or Peoples and the Peoples Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of Integra the consummation of the Merger.
(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.
(e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger or the Bank Merger shall have been issued and remain in effect.
Section 7.2 Conditions to Obligation of Peoples to Effect the Merger. The obligation of Peoples to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a) Integra shall have performed in all respects the covenants contained in this Agreement required to be performed by it at or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on Integra or materially and adversely affect Peoples’ rights under this Agreement.
(b) The representations and warranties of Integra contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Closing Date as if made at and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times; or (iii) where the failure or failures of such representations and warranties to be so true and correct when made, individually or in the aggregate, does not result or are not reasonably likely to result in a Material Adverse Effect on Integra.
(c) Integra shall have furnished Peoples a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Integra stating that, to the best of their Knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) above have been satisfied.
(d) Elias, Matz, Tiernan & Herrick L.L.P., counsel to Peoples, shall have delivered to Peoples its opinion, dated the Closing Date, which shall provide that it may be relied upon by the shareholders of Peoples substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) Peoples and Integra are parties to a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain will be recognized by Integra or Peoples as a result of the Merger; (iii) the gain recognized by a Peoples shareholder pursuant to the Merger will be the lesser of (A) the difference between the fair market value of the Merger Consideration paid to such shareholder and the basis of the shareholder’s shares of Peoples Common Stock and (B) the cash portion of the Merger Consideration payable to such shareholder and no loss will be recognized by such shareholder; (iv) the tax basis of the shares of Integra Common Stock received by shareholders who exchange all of their shares of Peoples Common Stock solely for shares of Integra Common Stock in the Merger will be the same as the tax basis of the shares of Peoples Common Stock surrendered in exchange therefor (reduced by any cash received and increased by the amount of gain recognized on the exchange); and (v) the holding period of the shares of Integra Common Stock received in the Merger will include the period during which the shares of Peoples Common Stock surrendered in exchange therefor were held, provided such shares of Peoples Common Stock are held as capital assets at the Effective Time.
Section 7.3 Conditions to Obligation of Integra to Effect the Merger. The obligation of Integra to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a) Peoples shall have performed in all respects the covenants contained in this Agreement required to be performed by it at or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on Peoples or materially and adversely affect Integra’s rights under this Agreement.
(b) The representations and warranties of Peoples contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Closing Date as if made on and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; or (iii) where the failure or failures of such representations and warranties to be so true and correct when made, individually or in the aggregate, does not result or are not reasonably likely to result in a Material Adverse Effect on Peoples.
(c) Peoples shall have furnished Integra a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Peoples stating that, to the best of their Knowledge and belief after due inquiry, the conditions set forth in Subsections 7.3(a) and 7.3(b) above have been satisfied.
(d) Peoples shall have met the following financial tests as of the last day of the calendar month preceding the month in which the Effective Time occurs: (i) Peoples’ Allowance shall be at least sixty-five percent (65%) of the amount of Peoples’ non-accrual loans, troubled debt restructurings (as defined in Statement of Financial Accounting Standards No. 15) and loans delinquent over 90 days; and (ii) Peoples’ tangible net worth shall be at least Fifty-three Million Dollars ($53,000,000). For purposes of this Section 7.3(d), the amounts required to be computed will be determined in accordance with GAAP, consistently applied, except that any costs, accrued or incurred in connection with the Merger or this Agreement, including fees payable to Peoples’ financial advisor and attorneys and costs associated with severance or change in control payments, shall not be taken into account in determining Peoples’ tangible net worth.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the shareholders of Peoples adopt this Agreement, as applicable:
(a) by mutual written consent duly authorized by Integra’s Board of Directors and Peoples’ Board of Directors;

(b) by either Peoples or Integra if the Merger shall not have been consummated by March 31, 2008, unless extended by Integra’s Board of Directors and Peoples’ Board of Directors for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement;
(c) by either Peoples or Integra if a Governmental Entity shall have issued a non-appealable final Order or taken any other action having the effect or restraining, enjoining or otherwise prohibiting the Merger;
(d) by either Peoples or Integra if: (i) the Peoples Shareholders Meeting (including any adjournments thereof) shall have been held and completed and the Peoples shareholders shall have taken a final vote on a proposal to adopt this Agreement and the Required Peoples Vote shall not have been obtained; provided; however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Peoples where the failure to obtain the Required Peoples Vote shall have been caused by the action or failure to act of Peoples and such action or failure to act constitutes a breach by Peoples of any provision of this Agreement;
(e) by Peoples, upon a breach of any covenant or agreement on the part of Integra set forth in this Agreement, or if any representation or warranty of Integra shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2 above would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Integra’s representations and warranties or breach by Integra of a covenant or agreement was unintentional and is curable by Integra through exercise of commercially reasonable best efforts, then Peoples may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from Peoples to Integra of such breach, provided, that Integra continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Peoples may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Integra is cured during such ten (10) day period);
(f) by Integra, upon a breach of any covenant or agreement on the part of Peoples set forth in this Agreement, or if any representation or warranty of Peoples shall have been untrue when made or shall have be come untrue, in either case such that the conditions set forth in Section 7.3 above would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Peoples’ representations and warranties or breach by Peoples of a covenant or agreement was unintentional and is curable by Peoples through exercise of its commercially reasonable best efforts, Integra may not terminate this Agreement pursuant to this Section 8.1(f) for ten (10) days after delivery of written notice from Integra to Peoples of such breach, provided, that Peoples continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Integra may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by Peoples is cured during such ten (10) day period);

(g) by Integra if there is a Change of Recommendation, if the Peoples’ Board of Directors fails to include the Peoples’ Board of Directors Recommendation in the Proxy Statement or if the Peoples’ Board of Directors fails to confirm in writing within two (2) days after a request by Integra that the Proxy Statement will include the Peoples’ Board of Directors Recommendation;
(h) by Peoples prior to the vote of the Peoples shareholders without further action, if Peoples shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 5.1 above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until Peoples has made payment to Integra of the amounts required to be paid pursuant to Section 8.3(b)(i), below;
(i) by Integra:
(i) if any of the conditions to the obligation of Integra to effect the Merger set forth in Sections 7.1 or 7.3 (other than Section 7.3(d)), above, have not been satisfied or waived by Integra at Closing or Integra reasonably determines that the timely satisfaction of any condition to the obligation of Integra to effect the Merger set forth in Sections 7.1 and 7.3 (other than Section 7.3(d)), above, has become impossible (other than as a result of any failure on the part of Integra to comply with or perform any covenant or obligation of Integra set forth in this Agreement);
(ii) in the event there has been a Material Adverse Effect with respect to Peoples between the date hereof and the Effective Time;
(iii) to the extent provided by Section 4.25 by giving notice of such termination to Peoples; or
(iv) if the conditions to the obligation of Integra to effect the Merger set forth in Section 7.3(d), above, have not been satisfied or waived by Integra at Closing or Integra reasonably determines that the timely satisfaction of such condition has become impossible; provided, that Integra may not terminate this Agreement pursuant to this Section 8.1(i)(iv) for ten (10) days after delivery of written notice from Integra to Peoples of the failure of the condition and the parties have not agreed to reduce the Merger Consideration during such ten (10) day period;
(j) by Peoples if any of the conditions to the obligation of Peoples to effect the Merger set forth in Sections 7.1 and 7.2, above, have not been satisfied or waived by Peoples at Closing or Peoples reasonably determines that the timely satisfaction of any condition to the obligation of Peoples to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of Peoples to comply with or perform any covenant or obligation of Peoples set forth in this Agreement); or

(k) by Peoples at any time during the five-day period commencing on the Determination Date, if both of the following conditions are satisfied: (i) the Average Closing Price shall be less than $15.58 and (ii) (A) the quotient obtained by dividing the Average Closing Price by $18.89 (the “Integra Ratio”) shall be less than (B) the Index Ratio minus 0.175.
Subject to the following:
(1) Peoples must give written notice of its election to terminate this Agreement pursuant to this Section 8.1(k) to Integra, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date;
(2) during the five-day period commencing upon Integra’s receipt of such notice, Integra shall have the option of paying additional consideration, at Integra’s election, in either the form of Integra Common Stock, cash or a combination thereof (the “Additional Consideration”) in compliance with the following sentence. Specifically, Integra shall pay such Additional Consideration so that the value of the Stock Consideration, on a per share basis, together with the Additional Consideration (whether in cash or stock) shall be valued at an amount which is no less than the lesser of: (i) $15.58 or (ii) the product of the Index Ratio and $18.89 multiplied by the Merger Consideration (prior to adjustment for the Additional Consideration);
(3) the election contemplated by clause (2) of this Section 8.1(k) shall be made by Integra giving notice to Peoples of such election and the form and amount of the Additional Consideration, whereupon no termination shall be deemed to have occurred pursuant to this 8.1(k), and this Agreement shall remain in effect in accordance with its terms (except as the per share Stock Consideration shall have been so adjusted), and any references in this Agreement to “Cash Consideration” or “Stock Consideration” shall thereafter be deemed to refer to adjusted amount pursuant to this Section 8.1(k); and
(4) if the Closing Date shall occur during the five-day period Peoples’ option to terminate pursuant to this Section 8.1(k) is in effect, the Closing Date shall be extended until a date selected by Integra no more than ten calendar days following the close of such five-day period.
For purposes of this Section 8.1(k), the following terms shall have the following meanings:
“Average Closing Price” shall mean the average closing price per share of Integra Common Stock on the Nasdaq Global Market for the 20 trading days ending on the last trading date prior to the Determination Date.
“Determination Date” shall mean the tenth calendar day preceding the Closing Date (the tenth day to be determined by counting the day preceding the Closing Date as the first day).

“Index Group” shall mean the twenty-two bank holding companies listed below (each a “Peer Company”). In the event that: (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date; or (ii) prior to the Determination Date, any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25% of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price. The Peer Companies and the percentage weighting attributed to each of them are as follows:

Percentage
Peer Company	Weightings
First Midwest Bancorp, Inc. (FMBI)	12.02
United Bankshares, Inc. (UBSI)	9.14
MB Financial, Inc. (MBFI)	8.96
Park National Corporation (PRK)	8.93
Old National Bancorp (ONB)	7.31
First Busey Corporation (BUSE)	5.54
City Holding Company (CHCO)	4.31
Chemical Financial Corporation (CHFC)	4.27
AMCORE Financial, Inc. (AMFI)	4.15
1st Source Corporation (SRCE)	3.76
WesBanco, Inc. (WSBC)	3.66
First Financial Bancorp. (FFBC)	3.55
Community Trust Bancorp, Inc. (CTBI)	3.34
First Merchants Corporation (FRME)	2.79
First Financial Corporation (THFF)	2.71
Midwest Banc Holdings, Inc. (MBHI)	2.61
Old Second Bancorp, Inc. (OSBC)	2.51
Heartland Financial USA, Inc. (HTLF)	2.34
MainSource Financial Group, Inc. (MSFG)	2.28
First Place Financial Corp. (FPFC)	2.08
Republic Bancorp, Inc. (RBCAA)	1.89
Independent Bank Corporation (IBCP)	1.85

Total	100.00

“Index Price” shall mean the weighted average (weighted in accordance with the Index Group’s percent weighting listed above) of the closing sales prices of the Peer Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the five trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.

“Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.
“Starting Date” shall mean the date of this Agreement.
If Integra declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price for the Integra Common Stock shall be appropriately adjusted to apply this Section.
Section 8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above, other than Section 8.1(e), 8.1(f), 8.1(g) or 8.1(i)(iv), will be effective immediately upon the delivery of written notice thereof by the terminating party to the other party. If termination is pursuant to Section 8.1(e), 8.1(f) or 8.1(i)(iv) and the proviso therein is applicable, termination will be effective ten (10) days after delivery of notice. If termination is pursuant to Seciton 8.1(k), termination will become effective as provided therein. In the event of termination of this Agreement as provided in Section 8.1 above, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except the provisions set forth in this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement indefinitely, and nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.
Section 8.3 Fees and Expenses.
(a) Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated. Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Sections 8.3(b)(i) through (b)(iv), Peoples shall pay Integra, in addition to any Termination Fee owed to Integra pursuant to Section 8.3(b), all of the Reimbursable Integra Expenses by delivery of immediately available funds, in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000).
(b)
(i) As a condition to the right of Peoples to terminate this Agreement pursuant to Section 8.1(h) above, Peoples shall pay to Integra in immediately available funds, an amount equal to Three Million and No/100 Dollars ($3,000,000.00) (the “Termination Fee”).
(ii) If this Agreement is terminated by Integra pursuant to Section 8.1(g), above (unless the reason for Peoples’ Change of Recommendation, failure to include the Peoples’ Board of Directors Recommendation in the Proxy Statement or failure to confirm that the Proxy Statement will include the Peoples’ Board of Directors Recommendation is due to

a breach by Integra of any of its representations, warranties or covenants in this Agreement which breach would permit Peoples to terminate this Agreement pursuant to Section 8.1(e)), then Peoples shall pay or cause to be paid to Integra in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after termination of this Agreement.
(iii) If (A) this Agreement is terminated by Integra or Peoples, as applicable, pursuant to Section 8.1(b), above (and prior to such termination the Peoples Shareholders Meeting shall not have been held) or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal (other than by Integra) shall have been received by Peoples and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement such Acquisition Proposal is consummated or Peoples enters into a Contract providing for such Acquisition Proposal, then Peoples shall pay or cause to be paid to Integra in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after Peoples enters into such Contract or such transaction is consummated, whichever is earlier.
(iv) If this Agreement is terminated by Integra pursuant to Section 8.1(i)(iv) and within twelve (12) months following such termination Peoples enters into a Contract relating to an Acquisition Proposal, then Peoples shall pay or cause to be paid to Integra in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after Peoples enters into such Contract.
(v) Peoples acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Integra would not enter into this Agreement; accordingly, if Peoples fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Integra makes a claim that results in a judgment against Peoples for the amounts set forth in this Section 8.3(b), Peoples shall pay to Integra, in addition to the amount of such judgment, Integra’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.
Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies by the other parties hereto in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.8, 9.1 and 9.4 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last two sentences of Section 5.5 and all of Sections 8.3 and 9.4 hereof will in all events survive any termination of this Agreement.
Section 9.2 Amendment. Subject to applicable provisions of the MGCL and IBCL, this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further Peoples shareholder approval. No such amendment or supplement will be effective unless in a writing that makes express reference to this Section 9.2 which is signed by the party or parties sought to be bound thereby.
Section 9.3 Entire Agreement. This Agreement, together with the Bank Merger Agreement, constitutes the entire agreement among the parties with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.
Section 9.4 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana except to the extent that the MGCL governs certain requirements of the Merger and the Banking Laws govern the Bank Merger. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in a federal or state court within Vanderburgh County, Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

Section 9.5 Certain Definitions; Headings.
(a) For purposes of this Agreement, the following terms shall have the indicated meanings:
“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Integra) relating to any Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:
(i) any acquisition or purchase from Peoples by any Person of more than a twenty-five percent (25%) interest in the total outstanding voting securities of Peoples or any of the Peoples Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty-five percent (25%) or more of the total outstanding voting securities of Peoples or any of the Peoples Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Peoples or any of the Peoples Subsidiaries;
(ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than twenty-five percent (25%) of the assets of Peoples or any of the Peoples Subsidiaries; or
(iii) any liquidation or dissolution of Peoples or any of the Peoples Subsidiaries.
“Affiliate” and “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
“Business Day” means any day other than a day on which banks in Indiana are required or authorized to be closed.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.
“Contract” shall mean any agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any letter of intent or memorandum of understanding.
“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, Consent, Order, determination, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (B) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.
“GAAP” means generally accepted accounting principles.
“Hazardous Substance” means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any “oil,” as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local Laws now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde or atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank.
“Knowledge” with respect to: (i) an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (ii) a party hereto means that such party will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an executive officer of such party (or in any similar capacity) has Knowledge of such fact or other matter.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.
“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its Subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person and (ii) for depository institution Subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business.
“Loan Portfolio Properties, Trust Properties and Other Properties” means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by Integra or Peoples, as the case may be, or any of their Subsidiaries whether directly, as an agent, trustee or other fiduciary or otherwise.
“Market Price” means the average of the per share closing prices on the Nasdaq Global Market of Integra Common Stock for the ten (10) consecutive trading days ending at the end of the third trading day immediately preceding the Closing Date.
“Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development (each, an “Effect”) (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) that, individually, or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of a party and its Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of a party to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not be deemed to include the impact of: (A) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby; (B) any action taken or not taken by a party in accordance with the terms and covenants contained in this Agreement; (C) any changes in Laws or interpretations thereof that are generally applicable to the banking industry; (D) changes in GAAP that are generally applicable to the banking industry; (E) expenses reasonably incurred in connection with the transactions contemplated hereby; or (F) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees of Peoples under employment Contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of, or contemplated by, this Agreement, with respect to this clause (F) only if disclosed in the appropriate section of the Peoples Disclosure Letter, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course of business consistent with past practices or paid in accordance with such Contracts, agreements, plans or arrangements.
“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.
“Person” means an individual, corporation, partnership, association, trust, limited liability company or unincorporated organization.
“Proceeding” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examination of depository institutions and their Affiliates by Government Entities in the ordinary course of business consistent with past practice.
“Reimbursable Integra Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Integra and its Affiliates) incurred by Integra and its Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation 5-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
“Subsidiary” of Peoples, Integra or any other Person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Peoples, Integra or any other Person, as the case may be (either alone, through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.
“Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions:

(i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Peoples pursuant to which the shareholders of Peoples immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;
(ii) a sale, lease, exchange, transfer, license or other disposition by Peoples and the Peoples Subsidiaries of all or substantially all of their assets, as a consolidated group; or
(iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by Peoples), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Peoples;
provided, however, that in each of clause (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Peoples’ Board of Directors determines, in its good faith judgment, after consultation with its legal and financial advisors, to be more favorable to Peoples shareholders (taking into account the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Entities) than the terms of the Merger.
(b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.
(c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.
Section 9.6 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to Integra to:
Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Attention: Martin M. Zorn
Fax No. (812) 464-9825
With a copy to:
Baker & Daniels LLP
600 East 96th, Suite 600
Indianapolis, Indiana 46204
Attention: David C. Worrell
Fax No. (317) 569-4800
If to Peoples to:
Peoples Community Bancorp, Inc.
6100 West Chester Road
West Chester, OH 45069
Attention: Jerry D. Williams
Fax No. (513) 881-7594
With a copy to:
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Kevin M. Houlihan
Fax No. (202) 347-2172
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 9.6.
Section 9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.
Section 9.8 Parties in Interest; Assignment. Except for Sections 2.1 through 2.4 above (which are intended to be for the benefit of the shareholders of Peoples and holders of Unexercised Options to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other parties to this Agreement no party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

Section 9.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.
Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.
Section 9.11 Update and Supplement to Disclosure Letters. Peoples and Integra shall be permitted to update and supplement their respective disclosure letters so as to disclose exceptions to one or more representations or warranties contained in Article III hereof in the case of Integra and Article IV hereof in the case of Peoples which are a result of events which occur after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (a) no exceptions or other information set forth on any such updated or supplemented disclosure letter shall be deemed to cure any representation or warranty which was not true and correct as of the date of this Agreement, (b) the exceptions and other information set forth on any such updated or supplemented disclosure letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 in the case of Integra, and Section 7.2 hereof in the case of Peoples shall have been satisfied, and (c) this Section 9.11 shall not relieve any party of its obligations under any covenant set forth herein.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

INTEGRA BANK CORPORATION (“Integra”)
By:	/s/ Martin M. Zorn
	Name:	Martin M. Zorn
	Its:	Executive Vice President – Chief Financial Officer

PEOPLES COMMUNITY BANCORP, INC. (“Peoples”)
By:	/s/ Jerry D. Williams
	Name:	Jerry D. Williams
	Its:	President

EXHIBIT A
SHAREHOLDER VOTING AND SUPPORT AGREEMENT
SHAREHOLDER VOTING AND SUPPORT AGREEMENT, dated as of September 12, 2007 (this “Agreement”), among Integra Bank Corporation, an Indiana corporation (the “Company”), and each of the persons listed on Schedule I attached hereto (each, a “Shareholder,” and collectively, the “Shareholders”).
R E C I T A L S:
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Peoples Community Bancorp, Inc., a Maryland corporation (“Peoples”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Peoples into Integra (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement; and
WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has required that the Shareholders agree, and each Shareholder has agreed, to enter into this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1. Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.
2. Voting.
(a) Each Shareholder shall, at any meeting of the shareholders of Peoples, however called, or in connection with any written consent of the shareholders of Peoples, vote (or cause to be voted), to the extent the Shareholder has the right to vote or direct such voting, all shares of Peoples Common Stock then held of record or beneficially owned by such Shareholder (the “Shares”), including the Shares listed on Schedule I attached hereto, as follows: (i) in favor of the Merger, the execution and delivery by Peoples of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Peoples under the Merger Agreement or which would result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled. Notwithstanding any other provision of this Agreement to the contrary, the Shareholder shall be permitted to vote such Shares in favor of a Superior Offer that is submitted for approval by the shareholders of Peoples if all of the following shall have occurred: (i) Board of Directors of Peoples has approved such Superior Offer and recommended such Superior Offer to the shareholders of Peoples in accordance with Section 5.1 of the Merger Agreement, (ii) the Merger Agreement has been terminated in accordance with Section 8.1(h) of the Merger Agreement, and (iii) Peoples has paid the Termination Fee to the Company in accordance with Section 8.3(b)(i) of the Merger Agreement.

(b) Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Shareholder (to the extent the Shareholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of the Company, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that the Company may decline to consent to any such transfer if the Person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement); provided, however, that the foregoing provision shall not be deemed to restrict the transfers of any Shares pursuant to any bona fide margin or other security arrangements in existence prior to the date of this Agreement, (ii) enter into any option or other Contract with respect to any transfer of any or all of such Shares or any interest therein except as permitted in clause (i), (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except to vote the Shares in accordance with the terms of this Agreement, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) subject to Section 6 hereof, take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.
(c) Subject to Section 6 hereof, each Shareholder hereby agrees that such Shareholder (i) shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of Peoples or any Subsidiaries of Peoples to, or otherwise take any other action to assist or facilitate, any Person or group (other than the Company or any Affiliate or associate of the Company) concerning any Acquisition Proposal, (ii) upon execution of this Agreement, will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal, and (iii) will immediately communicate to the Company the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Acquisition Proposal or inquiry which such Shareholder may receive.
(d) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and the Merger Agreement.

(e) To the fullest extent permitted by applicable Law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.
(f) Each Shareholder that is the holder of any Unexercised Options hereby agrees to accept the treatment of Unexercised Options pursuant to Section 2.2 of the Merger Agreement and to execute any documents requested by Peoples or Integra to give effect to or evidence such treatment.
3. Representations and Warranties of Each Shareholder. Each Shareholder hereby represents and warrants, severally and not jointly, to the Company as follows:
(a) Such Shareholder owns individually and beneficially the Shares set forth opposite such Shareholder’s name on Schedule I attached hereto. Such Shares constitute all of the shares owned individually and beneficially by such Shareholder on the date hereof. Except as set forth on Schedule I attached hereto, such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares listed in Schedule I attached hereto with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.
(b) Such Shareholder has the power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.
(c) (i) Except as may be required under applicable securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby and the compliance by such Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Shareholder to perform such Shareholder’s obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license or other Contract of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound or (C) violate any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets.
(d) Except as permitted by this Agreement, the Shares beneficially owned by such Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Liens or proxies arising hereunder.
4. Stop Transfer. Each Shareholder shall request that Peoples not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Shareholder, unless such transfer is made in compliance with this Agreement.
5. Termination. This Agreement shall terminate, and none of the Shareholders or the Company shall have any further rights or obligations hereunder, upon the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement.
6. No Limitation. Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or Affiliate of a Shareholder who is or has been designated a member of the Board of Directors of Peoples, from taking any action solely in his or her capacity as a member of the Board of Directors of Peoples or from exercising his or her fiduciary duties as a member of the Board of Directors of Peoples to the extent specifically permitted by the Merger Agreement.
7. Miscellaneous.
(a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
(b) This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each Shareholder (in the case of any assignment by the Company) or the Company (in the case of any assignment by a Shareholder), provided that the Company may assign its rights and obligations hereunder to any Company Subsidiary, but no such assignment shall relieve the Company of its obligations hereunder.

(c) Without limiting any other rights the Company may have hereunder in respect of any transfer of Shares, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned of record by such Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of Law or otherwise, including, without limitation, such Shareholder’s heirs, guardians, administrators or successors.
(d) This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Shareholder except by an instrument in writing signed on behalf of such Shareholder and the Company.
(e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:
If to a Shareholder:
To such Shareholder in care of Peoples at the address for notices to Peoples set forth in Section 9.6 of the Merger Agreement or to such other address as a Shareholder may hereafter request by delivery of written notice to the Company.
With a copy to:
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C. 20005
Attention: Kevin M. Houlihan
Facsimile: (202) 347-2172
If to the Company:
Integra Bank Corporation
21 S.E. Third Street
Evansville, Indiana 47705
Attention: Martin M. Zorn
Facsimile: (812) 464-9825
With a copy to:
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Attention: David C. Worrell
Facsimile: (317) 569-4800

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
(f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
(h) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
(j) Except to the extent that the Laws of the State of Ohio or Maryland are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Indiana.
(k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Indiana state court located in the City of Evansville or any Federal court located in the Southern District of Indiana, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Indiana state court located in the City of Evansville or any Federal court located in the Southern District of Indiana in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Indiana located in the City of Evansville or in any Federal court located in the Southern District of Indiana, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The prevailing party in any suit, action or other Proceeding arising out of or relating to this Agreement shall be entitled to recover its costs, including attorneys’ fees, incurred in such suit, action or other Proceeding from the other parties.
(l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
(m) This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
(n) All representations, warranties, covenants, agreements, liabilities and obligations of each Shareholder hereunder or in connection with the transactions contemplated hereby shall be several and not joint.
(o) Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Shareholders have caused this Shareholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

INTEGRA BANK CORPORATION:

By:

,

SHAREHOLDERS:

John L. Buchanan

Buchanan Family Trust

By:

Name:
Its:

Buchanan’s Power Equipment Center, Inc.

By:

Name:
Its:

Donald L. Hawke

Nicholas N. Nelson

Thomas J. Noe

Jacqueline Noe Trust

By:

Name:
Its:

Thomas J. Noe II Trust

By:

Name:
Its:

Julie Wissemeier Trust

By:

Name:
Its:

Jennifer Wissemeier Trust

By:

Name:
Its:

Jeffrey Wissemeier Trust

By:

Name:
Its:

John E. Rathkamp

James R. Van DeGrift

Jerry D. Williams

SCHEDULE I

Name of Shareholder	Number of Shares
John L. Buchanan	12,855
Buchanan Family Trust	20,500
Buchanan’s Power Equipment Center, Inc.	2,000
Donald L. Hawke	21,455
Nicholas N. Nelson[1]	13,455
Thomas J. Noe	408,533
Jacqueline Noe Trust	6,274
Thomas J. Noe II Trust	7,879
Julie Wissemeier Trust	9,887
Jennifer Wissemeier Trust	7,992
Jeffrey Wissemeier Trust	6,992
John E. Rathkamp[2]	34,548
James R. Van DeGrift[3]	31,055
Jerry D. Williams[4]	108,974

[1]	Includes 9,500 shares held jointly with spouse and 500 shares held jointly with son.

[2]	Includes 4,652 shares held jointly with spouse.

[3]	Includes 25,000 shares held jointly with spouse and 100 shares held for the benefit of his grandchildren.

[4]	Includes 4,000 shares held jointly with, and 4,500 shares held for the benefit of, his daughters.

EXHIBIT B
BANK MERGER AGREEMENT
THIS BANK MERGER AGREEMENT (“Agreement”) is dated as of September 12, 2007, between Integra Bank National Association, a national banking association (“Integra Bank”), Evansville, Vanderburgh County, Indiana, and Peoples Community Bank, a federally-chartered stock savings bank (“Peoples Bank”), West Chester, Butler County, Ohio.
WITNESSETH:
WHEREAS, as of the date hereof, the outstanding capital stock of Integra Bank consists of 470,000 shares of Common Stock, $10.00 par value per share (the “Integra Bank Stock”);
WHEREAS, all of the Integra Bank Stock is owned of record and beneficially by Integra Bank Corporation, an Indiana corporation (“Integra”);
WHEREAS, as of the date hereof, the outstanding capital stock of Peoples Bank consists of 100 shares of Common Stock, $.01 par value per share (the “Peoples Bank Stock”);
WHEREAS, all of the Peoples Bank Stock is owned of record and beneficially by Peoples Community Bancorp, Inc., a Maryland corporation (“Peoples”);
WHEREAS, Integra and Peoples are parties to an Agreement and Plan of Merger dated as of September 12, 2007 (the “Merger Agreement”) relating to the merger of Peoples and Integra (the “Holding Company Merger”); and
WHEREAS, the Boards of Directors of Integra Bank, Peoples Bank, Integra and Peoples have all approved the merger of Peoples Bank with and into Integra Bank (the “Bank Merger”).
NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and for the purpose of prescribing the terms and conditions of the Bank Merger, the mode of carrying the same into effect, the manner, basis and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:
1. THE BANK MERGER.
(a)  The Bank Merger. Pursuant to the provisions of the National Bank Act, as amended (the “NBA”), and the Home Owners’ Loan Act (the “HOLA”), Peoples Bank shall be merged with and into Integra Bank, with Integra Bank to survive the Bank Merger as the surviving bank (the “Surviving Bank”).
(b) Effective Time of the Bank Merger. The Bank Merger shall become effective at the time specified in the certificate approving the Bank Merger issued by the Comptroller of the Currency which shall be 12:01 a.m. on the first calendar day following the date on which the Holding Company Merger becomes effective. The time at which the Bank Merger becomes effective is hereinafter referred to as the “Effective Time.”

2. CONVERSION OF CAPITAL STOCK. At the Effective Time, each share of Peoples Bank Stock then outstanding shall, by virtue of the Bank Merger and without any action by the holder or issuer thereof, be surrendered, retired and canceled and each share of Integra Bank Stock shall be converted into one share of common stock, $10.00 par value, of the Surviving Bank. No provision is made herein for the rights of dissenters under either the NBA or the HOLA because Integra, the owner of all of the outstanding shares of the Integra Bank Stock, and Peoples, the owner of all of the outstanding shares of the Peoples Bank Stock, have each approved the Bank Merger.
3. EFFECT OF THE BANK MERGER
(a) General. At the Effective Time, Peoples Bank shall be merged with and into Integra Bank and the separate existence of Peoples Bank shall cease. The Surviving Bank shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a banking association organized under the NBA. The Surviving Bank shall possess all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and all and every other interest, of or belonging to or due to Integra Bank or Peoples Bank and the same shall be deemed taken and transferred to and vested in the Surviving Bank without further act or deed, and the title to any such property or rights, or any interest therein, vested in Integra Bank or Peoples Bank shall not revert to or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall be liable for all the liabilities and obligations of Integra Bank and Peoples Bank in the same manner and to the same extent as if the Surviving Bank had itself incurred such liabilities and obligations and had contracted therefor, and any claim existing or any action or proceeding pending by or against Integra Bank or Peoples Bank may be prosecuted to judgment as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors, nor any liens upon the property of Integra Bank or Peoples Bank shall be impaired by the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.
(b) Name. The Surviving Bank shall operate under the name of “Integra Bank National Association”.
(c) Principal Office. The principal office of the Surviving Bank shall be located at 227 Main Street, Evansville, Indiana.
(d) Articles of Association and By-Laws. The Articles of Association and By-Laws of Integra Bank shall be the Articles of Association and the By-Laws of the Surviving Bank.
(e) Directors and Officers. As of the Effective Time, the Board of Directors of the Surviving Bank will consist of those directors of Integra Bank in office immediately prior to the Effective Time. As of the Effective Time, the officers of the Surviving Bank will consist of those officers of Integra Bank in office immediately prior to the Effective Time. The directors and officers shall hold office until such time as their respective successors have been elected and qualified.

4. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated only by written agreement between the parties.
5. REGULATORY APPROVAL; THIRD PARTIES
(a) Regulatory Approval. Integra Bank and Peoples Bank shall each use their best efforts to obtain all approvals of any banking regulatory agency of the United States whose approval is necessary in order for the transactions contemplated hereby to comply with federal or state laws, and each shall take all action proper or advisable to obtain such approvals. Integra Bank and Peoples Bank shall cause to be prepared and filed any and all such applications or submissions necessary to obtain such approvals.
(b) Information. Integra Bank and Peoples Bank shall each furnish the other with all information reasonably required for inclusion in any application made by Integra Bank or Peoples Bank to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.
(c) Consents of Third Parties. Integra Bank and Peoples Bank shall obtain written consents to the transactions contemplated hereby to the extent that such consents are necessary to prevent the consummation of such transactions from constituting a breach of, or a default under, any agreement to which either of them is a party.
(d) Other Legal Requirements. Integra Bank and Peoples Bank shall comply with all other legal requirements relating to or resulting from the Merger, including any notifications required to be given to depositors under the Federal Deposit Insurance Act, as amended, after the Effective Time.
6. MISCELLANEOUS
(a) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and this Agreement may be amended, modified or supplemented at any time, and from time to time (either before or after the shareholders of Integra Bank and Peoples Bank have approved the Bank Merger) pursuant to due authorization of the Boards of Directors of the parties hereto. No such waiver, amendment or modification shall be effective unless in writing and signed by the party or parties sought to be bound thereby.
(b) Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement between Integra Bank and Peoples Bank with respect to the Bank Merger.
(c) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the laws of the State of Indiana.

(d) Descriptive Headings. The descriptive headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, all as of the date and year first above written.

INTEGRA BANK NATIONAL ASSOCIATION

By:

,

Attest:

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PEOPLES COMMUNITY BANK

By:

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Attest:

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EXHIBIT C
FORM OF AFFILIATE LETTER
__________ __, 2007
Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Attention: Martin Zorn

Re:	Agreement and Plan of Merger, dated September __, 2007 (the “Merger Agreement”), by and between Integra Bank Corporation (“Integra”) and Peoples Community Bancorp, Inc. (“Peoples”)
Gentlemen:
I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Peoples, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Peoples owned by me as of the effective time of the merger of Peoples with and into Integra as contemplated by the Merger Agreement (the “Merger”) will be converted into the right to receive shares of common stock of Integra (“Shares”) and cash. This letter is delivered to Integra pursuant to Section 5.15 of the Merger Agreement.
1.	I represent and warrant to Integra and agree that:
A. I shall not make any sale, transfer or other disposition of the Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
B. I understand that the issuance of the Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an “affiliate” of Peoples and because any distributions by me of the Shares shall not be registered under the Securities Act, such Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Integra some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Shares.

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2.	I understand and agree that:
A. Stop transfer instructions shall be issued with respect to the Shares and there shall be placed on the certificates representing such Shares, or any certificate delivered in substitution therefor, a legend stating in substance:
“The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with Integra Bank Corporation pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of Integra Bank Corporation only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to Integra Bank Corporation, that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder.”
B. Unless the transfer by me of Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Integra reserves the right to place the following legend on the Certificates issued to my transferee:
“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available.”
I understand and agree that the legends set forth above shall be removed by delivery of substitute Certificates without any legend if I deliver to Integra a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Integra, to the effect that no such legend is required for the purpose of the Securities Act.
I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Shares by me.
Very truly yours

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